Exhibit 99.1

NEWS - For Immediate Release

Biomerica Appoints Eric B. Chin to Board of Directors and Audit Committee Chair

-	Mr. Chin brings over 20 years of financial experience across public and private healthcare organizations
-	Mr. Chin currently serves as CFO of Akido Labs where he successfully helped raise $60 million in a recent financing
-	Mr. Chin’s appointment strengthens Biomerica’s corporate governance and financial oversight as Biomerica scales commercialization efforts

IRVINE, CA – June 06, 2025 – Biomerica, Inc. (NASDAQ: BMRA), a global biomedical company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products, today announced that Eric B. Chin has been appointed to the Company’s Board of Directors, effective June 4, 2025. Mr. Chin will serve as Chairperson of the Audit Committee and as a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Mr. Chin is an accomplished financial executive with a proven track record in healthcare and life sciences. He currently serves as Chief Financial Officer of Akido Labs, a healthcare technology company focused on preventive and data-driven care, where he successfully helped raise $60 million in a recent financing, and a member of the Board of Directors, Treasurer, and Secretary of Rhode Island Primary Care Physicians Corporation. Mr. Chin has also held executive roles at Astrana Health (formerly Apollo Medical Holdings), Public Storage, and Alexandria Real Estate Equities. He began his career at Ernst & Young LLP and is a Certified Public Accountant.

Mr. Chin replaces Ms. Cathy Coste, who stepped down from the Board on June 4, 2025. Ms. Coste’s resignation did not result from any disagreement with the Company on any matter relating to operations, policies, or practices.

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com or www.inFoodsIBS.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point-of-care (in home and in physicians’ offices) and in hospital/clinical laboratories for detection and/or treatment of medical conditions and diseases. The Company’s products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica primarily focuses on gastrointestinal and inflammatory diseases where the Company has multiple diagnostic and therapeutic products in development. For more information, visit www.inFoodsIBS.com and www.biomerica.com

About inFoods®

The inFoods IBS test is designed to assess a patient’s above normal immunoreactivity to specific foods utilizing a simple finger-stick blood sample. Instead of difficult to manage broad dietary restrictions, physicians can now use the inFoods IBS information to make targeted, patient-specific recommendations about trigger foods that, when removed from the diet, may alleviate IBS symptoms such as pain, bloating, diarrhea and constipation. The inFoods IBS test and clinical outcomes were studied at several prominent centers including Mayo Clinic, Beth Israel Deaconess Medical Center Inc. - a Harvard Medical School Teaching Hospital, Houston Methodist Hospital, and the University of Michigan. The clinical results for improvement in the Abdominal Pain Intensity (API) responder endpoint of >30% reduction in pain, for IBS patients in the treatment diet arm was greater than patients in the placebo diet arm (p-value of 0.0246). The improvement for patients in the treatment arm versus the placebo arm is considered clinically significant and for certain endpoints is similar and, in some cases, better than the current drugs in the market. Further information about Biomerica’s patented inFoods® Technology Platform can be found at: www.inFoodsIBS.com.

NEWS - For Immediate Release

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such forward-looking statements may include, but are not limited to, statements relating to the Company’s current and future sales, revenues, operations and earnings, performance and efficacy of the Company’s products and tests, patient results and benefits from use of the Company’s products and tests, uniqueness of the Company’s products, accuracy of the Company’s tests and products, domestic and/or international market adoption and acceptance and demand for the Company’s products, future use of the Company’s products by physicians to treat their patients, and potential revenues from the sale of current or future products. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results, in the future, including, without limitation: earnings and other financial results; results of studies testing the efficacy of the Company’s inFoods tests and other products; regulatory approvals necessary prior to commercialization of the Company’s products; availability of the Company’s test kits and other products; capacity, shipping logistics, resource and other constraints on our suppliers; dependence on our third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our various tests and other products; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; regulatory compliance and oversite, and the Company’s ability to obtain patent protection on any aspects of its diagnostic or therapeutic technologies. Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company’s operating results due to its business model and expansion plans, downturns in international and or national economies, the Company’s ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company’s dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

Corporate Contact:

Zack Irani-Cohen

949-645-2111

investors@biomerica.com

Source: Biomerica, Inc.